SCHEDULE 14A
                            (RULE 14A-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
            EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
|_| Preliminary Proxy Statement             |_|   Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Agri-Nutrition Group Limited
             (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:


         (2) Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         (4) Proposed maximum aggregate value of transaction:


         (5) Total fee paid:


         |_| Fee paid previously with preliminary materials:


         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:


         (2) Form, Schedule or Registration Statement No.:


         (3) Filing Party:


         (4) Date Filed:

                          AGRI-NUTRITION GROUP LIMITED

                   NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 6, 1997


TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Agri-Nutrition Group Limited (the "Company") will be held at 2:00 p.m. local time on Thursday, March 6, 1997, at the Radisson Hotel St. Louis Airport, 11228 Lone Eagle Drive, Bridgeton, Missouri 63044 for the following purposes:

         1. to elect one Class 3 Director to serve on the Board for a three-year term; and

         2. to transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on January 27, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

         IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

                                     By Order of the Board of Directors,

                                     Robert J. Elfanbaum
                                     Secretary


Maryland Heights, Missouri
February 7, 1997

                       AGRI-NUTRITION GROUP LIMITED


                       RIVERPORT EXECUTIVE CENTER II
                     13801 RIVERPORT DRIVE, SUITE 111
                     MARYLAND HEIGHTS, MISSOURI 63043
                              (314) 298-7330


                              PROXY STATEMENT
                                 FOR THE
                    1997 ANNUAL MEETING OF STOCKHOLDERS


         This Proxy Statement is furnished to the holders of the Common Stock of Agri-Nutrition Group Limited (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the annual meeting of stockholders to be held on March 6, 1997 and any adjournments thereof.

         The enclosed proxy is for use at the meeting if the stockholder will not be able to attend in person. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy also may be revoked by any stockholder present at the meeting who expresses a desire to vote his shares in person.

         All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the shares will be voted in favor of the election of Alec L. Poitevint, II to serve as a Class 3 Director of the Company for a term of three years.

         Only the holders of Common Stock of record at the close of business on January 27, 1997 are entitled to vote at the meeting. On such date, 8,384,099 shares of Common Stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the meeting. A majority of such shares is required to be represented to constitute a quorum for holding the meeting. The failure of a quorum to be represented at the meeting will necessitate adjournment and will subject the Company to additional expense.

         The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy, and the 1996 Annual Report to Stockholders were first mailed to stockholders on or about February 7, 1997.

                         ELECTION OF DIRECTOR

         The Company's Articles of Incorporation and Bylaws provide that the number of Directors of the Company shall be not less than five nor more than thirteen. In addition, they provide for the division of the Board of Directors into three classes, designated Class 1, Class 2, and Class 3, with staggered terms of three years. The terms of Class 1, Class 2, and Class 3 Directors expire in 1999, 1998, and this year, respectively.

         The Board currently consists of five members. W.M. Jones, Jr. and Robert E. Hormann are Class 1 Directors, Bruce G. Baker and Robert W. Schlutz are Class 2 Directors, and Alec L. Poitevint, II is a Class 3 Director. At the meeting, one Class 3 Director is to be elected to serve for a term of three years and until his successor is duly elected.

         The Company's Bylaws provide for the election of Directors by the affirmative vote of the majority of shares represented at a meeting and entitled to vote for the election of Directors.

DIRECTORS AND NOMINEES

         Alec L. Poitevint, II, who has been the Chairman of the Board of Directors since February 1, 1997 and a Director of the Company since January 1996, has been nominated by the Board to serve as a Class 3 Director for a three-year term. The following table sets forth certain information with respect to the nominee and Company's other Directors:

               Name        Age                    Position

         Alec L. Poitevint, II      49     Chairman
         Robert E. Hormann          60     Vice Chairman
         Bruce G. Baker             53     Director, President and Chief
                                           Executive Officer
         W. M. Jones, Jr.           64     Director and Vice President -
                                           Development
         Robert W. Schlutz          61     Director

         Alec L. Poitevint, II has been the Company's Chairman since February 1, 1997 and a Director since January 1996. Mr. Poitevint has been Chairman and President of Southeastern Minerals, Inc. and its affiliated companies since 1981 and 1976, respectively. Since May 1991, he has served as Director of the American Feed Industry Insurance Company, Des Moines, Iowa, and from May 1994 to April 1995, he served as Chairman of the American Feed Industry Association ("AFIA"). He is a director of the Georgia Agribusiness Council and a life member of the Poultry Leader Round Table of the Georgia Poultry Federation, and in 1988 and 1989 he served as Chairman of the National Feed Ingredients Association. He also has served in various capacities relating to Eastern European agricultural trade and market development, including Director of the International Republican Institute since March 1992. In addition, Mr. Poitevint currently serves as Treasurer of the Republican National Committee and during 1996 served as Treasurer of the Republican National Convention, a member of the RNC Budget Committee, and Republican National Committeeman for Georgia. He has served as the Vice Chairman and a director of the First Port City Bank, Bainbridge, Georgia since January 1994 and February 1989, respectively.

         Robert E. Hormann has been the Company's Vice Chairman since August 1996 and a Director since September 1993. He has been President and a director of Durvet, Inc., a national animal health marketing, warehousing, and distribution company, since 1975. From 1970 to 1975, Mr. Hormann was Advertising Sales Manager for Miller Publishing Company, and prior thereto he held various positions in field sales and product management with Abbot Laboratories and Olin Mathieson Chemical Corporation. Mr. Hormann has served as Director of the AFIA and Chairman of its Animal Health Committee. He is a member of the Board of Delegates of the National Association of Wholesalers and Distributors and is an Advisory Director of Boatmen's Bank.

         Bruce G. Baker has been President and Chief Executive Officer of the Company since November 1, 1996. From March 1994 through October 1996, he was Vice President and Deputy Chief Executive Officer of the Company, and he has been a Director since August 1993. From 1965 to February 1993, he held various management positions with Ralston Purina and Purina Mills, including Vice President Research and Marketing of Purina Mills from 1990 to February 1993. This was preceded by responsibilities as Vice President - Consumer Group, directing research, marketing, manufacturing, sales, and administration for a division of Purina Mills. Mr. Baker also has served in various capacities relating to European, Canadian, and Mexican market development and coordination.

         W. M. "Dub" Jones, Jr. has been a Director of the Company since September 1993. From March 1994 through October 1996, Mr. Jones was the Company's President and Chief Executive Officer and from September 1993 through January 31, 1997, he was its Chairman. Mr. Jones was President and
Chief Executive Officer of Purina Mills, the world's largest producer of animal feed, from 1981 to 1988. He was Chief Executive Officer of BP Nutrition America, including Purina Mills and BP's other agriculture companies in North America, from January 1988 to February 1989, and from October 1986 to February 1989, he was a director of BP Nutrition. Prior to 1981, Mr. Jones was Corporate Vice

President of Purina Mills' Chow Division and Group Vice President of its Produce Products Division. Mr. Jones has served as Chairman of the AFIA.

         Robert W. Schlutz has been a Director of the Company since September 1993. Since 1970, he has been President of Schlutz Enterprises, Inc., which owns and operates Kentucky Fried Chicken franchises and various other business and real estate development properties. Mr. Schlutz currently serves on the Board of Directors of I.E.S. Industries, Inc., a public utility company, and the Iowa Foundation for Agricultural Advancement, and, until recently, served on the Board of Directors of MidAmerica Savings Bank and the National Certified Angus Beef Board. He also served for eight years on the Iowa Environmental Protection Commission, including six years as President.

CERTAIN BOARD INFORMATION

         The Board of Directors supervises the management of the Company as provided by Delaware law. The Board has established two committees, the Audit Committee and the Compensation Committee. The Audit Committee makes recommendations for selection of the Company's independent auditors, reviews the annual audit reports of the Company, and reviews audit and any non-audit fees paid to the Company's independent auditors. The Compensation Committee is responsible for supervising the Company's executive compensation policies, administering the employee incentive plans, reviewing officers' salaries, approving significant changes in executive employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The members of the Audit Committee are Messrs. Hormann, Jones, and Schlutz, and the members of the Compensation Committee are Messrs. Poitevint, Hormann, and Schlutz.

         The Board of Directors held five meetings and acted by unanimous consent on two occasions during the fiscal year ended October 31, 1996. The Audit Committee held one meeting and the Compensation Committee held two meetings during such period. All of the Company's Directors attended at least 75 percent of the meetings of the Board and of the committees of which they were members. The Board of Directors has no nominating committee.

         Directors of the Company are reimbursed for out-of-pocket expenses in connection with attendance at meetings. Non-employee Directors receive an annual retainer of $10,000 per year, $7,000 of which is payable in Common Stock and $3,000 of which is payable in cash, plus $500 for each meeting attended. In addition, non-employee Directors are awarded options to purchase 5,000 shares of Common Stock upon election to the Board and options to purchase 1,000 shares of Common Stock annually thereafter. Each such option has an exercise price of the market value of the Company's Common Stock on the date of grant, and becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Beginning in 1997, the Company's Chairman will receive $75,000 per year, $50,000 of which will be payable in cash and $25,000 of which will be payable in Common Stock.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. POITEVINT AS CLASS 3 DIRECTOR TO SERVE FOR A TERM OF THREE YEARS. Election of Directors requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Shares represented by the enclosed proxy will be voted for the election of Mr. Poitevint unless authority is withheld. If for any reason Mr. Poitevint is not a candidate for election as a Director at the meeting as the result of an event not now anticipated, the shares represented by the enclosed proxy will be voted for such substitute as shall be designated by the Board.

EXECUTIVE COMPENSATION

         The following table sets forth compensation for the fiscal years ended October 31, 1996, 1995, and 1994 earned by the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration on an annual basis exceeded $100,000 during such fiscal years (the "Named Executives").

                            SUMMARY COMPENSATION TABLE

                                               Long-Term
                                            Annual Compensation              Compensation
Name and              Year Ended                                          Shares Underlying       All Other
Principal Position    October 31            Salary         Bonus               Options           Compensation
------------------    ----------         -----------   -----------        ---------------        ------------
Bruce G. Baker (1)       1996             $   180,000           -               100,000           $  25,071(2)
   President and Chief   1995                180,000     $ 90,000                     -               8,440
   Executive Officer     1994                180,000      140,000                     -               9,641

W.M. Jones, Jr. (3)      1996             $  250,000            -                     -           $ 182,486(4)
   Vice President        1995                250,000     $125,000                     -               4,675
   --Development         1994                141,667(5)    70,833               558,000               4,750

George W. Daignault (6)  1996             $  180,000(7)         -               387,500(8)        $  21,601(9)
                         1995                180,000     $ 90,000                     -               4,675
                         1994                105,000(10)   52,500                     -               4,070

(1) Mr. Baker became the Company's President and Chief Executive Officer effective November 1, 1996. During the fiscal year ended
         October 31, 1996, Mr. Baker served as the Company's Vice President and Deputy Chief Executive Officer.

(2) Includes a $15,649 payment consisting of 6,008 shares of Common Stock valued at $1.5625 per share, the closing price of the Company's Common Stock on the NASDAQ National Market on August 23, 1996, the date of payment, plus cash to satisfy related tax withholding. Based upon the closing price of the Company's Common Stock on the NASDAQ National Market on October 31, 1996, such shares have a value of $9,951. Also includes matching contributions by the Company under its 401(k) savings plan of $4,750 and premiums and allowances in connection with life insurance policies of $4,672. Does not include a bonus of $137,351 payable in cash to which Mr. Baker will be entitled in the event that the Company consummates the acquisition of Anthony Products Company, a private company specializing in the development and manufacture of pharmaceutical animal health products ("Anthony"), prior to October 31, 1997. The Company entered into a letter of intent with respect to the acquisition of Anthony in August 1996.

(3) Mr. Jones became the Company's Vice President - Development effective November 1, 1996. During the fiscal year ending October 31, 1996, Mr. Jones served as the Company's President and Chief Executive Officer.

(4) Includes a $150,000 severance payment in connection with Mr. Jones' resignation as the Company's President and Chief Executive Officer paid in cash in January 1997. Also includes a $21,794 payment consisting of 8,351 shares of Common Stock valued at $1.5625 per share, the closing price of the Company's Common Stock on the NASDAQ National Market on August 23, 1996, the date of payment, plus cash to satisfy related tax withholding. Based upon the closing price of the Company's Common Stock on the NASDAQ National Market on October 31, 1996, such shares have a value of approximately $13,832. Also includes matching contributions by the Company under its 401(k) savings plan of $4,750, and premiums and allowances in connection with life insurance policies of $5,942. Does not include a bonus of $190,751 payable in cash and Common Stock valued at $1.5625 per share to which Mr. Jones will be entitled in the event that the Company consummates the acquisition of Anthony prior to October 31, 1997.

(5) Mr. Jones became an executive officer in March 1994, and his salary on an annualized basis for the fiscal year ended October 31, 1994 was $212,501.

(6) Mr. Daignault resigned as the Company's Chief Financial Officer effective August 23, 1996. He no longer serves as an officer of the Company.

(7) Includes all salary paid during the fiscal year ended October 31, 1996, including payments made following Mr. Daignault's resignation as an officer of the Company effective August 23, 1996.

(8) Consists of options granted in January 1994, the terms of which were amended during the fiscal year ended October 31, 1996. See "Repricing of Options."

(9) Includes a $15,649 payment consisting of 6,008 shares of Common Stock valued at $1.5625 per share, the closing price of the Company's Common Stock on the NASDAQ National Market on August 23, 1996, the date of payment, plus cash to satisfy related tax withholding. Based upon the closing price of the Company's Common Stock on the NASDAQ National Market on October 31, 1996, such shares have a value of approximately $9,951. Also includes matching contributions by the Company under its 401(k) savings plan of $4,750 and premiums and allowances in connection with life insurance policies of $1,202. Does not include severance payments of $15,000 per month through April 30, 1997 to which Mr. Daignault will be entitled in the event that he ceases to be an employee of the Company prior to such date. Also does not include a bonus of $137,351 payable in cash and Common Stock valued at $1.5625 per share to which Mr. Daignault will be entitled in the event that the Company consummates the acquisition of Anthony prior to October 31, 1997.

(10) Mr. Daignault became an executive officer in March 1994, and his salary on an annualized basis for the fiscal year ended October 31, 1994 was $157,500.

STOCK OPTION GRANTS

         The following table contains information concerning the grant of stock options to each of the Named Executives during the fiscal year ended October 31, 1996.

                           OPTION GRANTS IN LAST FISCAL YEAR


                                                 Individual Grants
                                            Percent of                                       Potential Realizable
                           Number of       Total Shares                                        Value at Assumed
                            Shares      Underlying Options                                     Annual Rates
                          Underlying        Granted to        Per Share                        of Stock Price
                            Options        Employees in       Exercise     Expiration           Appreciation
Name                        Granted         Fiscal Year         Price         Date            5%           10%
---------                -----------      ----------------    --------      ---------       --------   -------
Bruce G. Baker           100,000(1)            11.71%           $1.5625        8/23/06       $254,515    $405,272
George W. Daignault      387,500(2)            45.37             1.5625       10/31/99        707,531     821,113

(1) Consists of statutory stock options with an exercise price of the closing price of the Company's Common Stock on the NASDAQ National Market on the date of grant, all of which are currently exercisable. Mr. Baker is eligible to participate in the Company's Reload Option and Exchange Exercise Plan in connection with the exercise of such options. Under such plan, Mr. Baker may pay the exercise price of such options by tendering shares of the Company's Common Stock held by him valued at the closing price of such stock on the NASDAQ National Market on the date of exercise and receive new options to acquire a number of shares of the Company's Common Stock equal to the number of shares surrendered upon exercise at a price per share equal to the valuation per share applicable to the shares so surrendered.

(2) Consists of non-statutory stock options granted in January 1994, the terms of which were amended during the fiscal year ended October 31, 1996, all of which are currently exercisable. See "Repricing of Options."

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information concerning the exercise of options during the fiscal year ended October 31, 1996 and the value of unexercised options held as of the end of the fiscal year with respect of each of the Named Executives.

                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FISCAL YEAR-END OPTION VALUES

                                                             Number of Shares              Value of Unexercised
                       Shares                              Underlying Unexercised               In-the-Money
                      Acquired            Value            Options at 10/31/96               Options at 10/31/96(1)
Name                 on Exercise        Realized       Exercisable      Unexercisable    Exercisable     Unexercisable
Bruce G. Baker           -                 -                64,000        36,000                   -          -
W.M. Jones, Jr.          -                 -               558,000         -               $472,235           -
George W. Daignault      -                 -               387,500         -                       (2)        -

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock on the NASDAQ National Market on October 31, 1996 and the exercise price of the options.

(2) Mr. Daignault's options are not in-the-money as the result of an increase in the exercise price of such options during the last fiscal year. See "Repricing of Options."

REPRICING OF OPTIONS

     The following table sets forth information concerning the repricing of options held by Named Executives since the Company's inception.

                            OPTION REPRICING

                                                       Length of
                                      Number of        Market                                    Original Option
                                       Shares         Price of       Exercise                         Term
                                     Underlying       Stock at       Price at                     Remaining at
                                       Options         Time of        Time of          New           Date of
                                     Repriced or    Repricing or   Repricing or     Exercise      Repricing or
Name                Date               Amended        Amendment      Amendment        Price         Amendment
-------         -------------       -------------  -------------  --------------  -------------  ------------
George W.
Daignault (1)     8/23/96                387,500         $1.5625         $.81        $1.5625           90 days

(1) Following Mr. Daignault's resignation as an officer of the Company effective August 23, 1996, Mr. Daignault agreed to increase the exercise price of his options from $.81 per share to $1.5625 per share, the closing price of the Company's Common Stock on the NASDAQ National Market on the date of the amendment of the terms of such options, in consideration for an extension of the period of time during which his options may be exercised. Pursuant to the terms of the options as amended, they expire on October 31, 1999.

                                                         BOARD OF DIRECTORS
                                                           Alec L. Poitevint, II
                                                           Robert E. Hormann
                                                           Bruce G. Baker
                                                           W.M. Jones, Jr.
                                                           Robert W. Schlutz

EMPLOYMENT AND TERMINATION AGREEMENTS

         The Company has entered into employment agreements with Bruce G. Baker and W. M. Jones, Jr. to serve as President and Chief Executive Officer and Vice President - Development, respectively, which became effective November 1, 1996. During the fiscal year ended October 31, 1996, the Company had employment agreements with Messrs. Baker and Jones to serve as Deputy Chief Executive Officer and President and Chief Executive Officer, respectively.

         Mr. Baker's current employment agreement, which has a term of five years, provides that he is entitled to an annual salary of at least $195,000. In addition, at the end of each fiscal year during the term of the agreement, Mr. Baker may be granted, at the discretion of the Compensation Committee, a cash bonus of up to 120% of his salary and/or a performance-based stock bonus. The agreement also provides for participation in all benefit plans, including health care plans, maintained by the Company for salaried employees, reimbursement for that portion of his and his covered dependents' expenses actually incurred but not reimbursed under the Company's health care plans, and a car allowance of $1,000 per month. In the event Mr. Baker's employment is terminated without cause or as the result of a change in control, he is entitled to receive (i) his salary through October 31, 1999, (ii) $10,000 per month for a period of 24 months commencing on (A) November 1, 1999, in the event such termination occurs on or before October 31, 1999, or (B) the date of such termination, in the event that such termination occurs after such date, and (iii) the benefits, reimbursement, and allowance described above for so long as he is entitled to receive other payments from the Company. In the event Mr. Baker terminates the agreement, he is entitled to receive his salary and such benefits, reimbursement, and allowance for a period of one year following termination. In addition, Mr. Baker is entitled to a bonus of $137,351 in the event that the Company consummates the acquisition of Anthony Products Company, a private company specializing in the development and manufacture of pharmaceutical animal health products ("Anthony"), prior to October 31, 1997, payable in cash. The Company entered into a letter of intent with respect to the acquisition of Anthony in August 1996. Mr. Baker's previous employment agreement provided for an annual salary of $180,000, cash and stock bonuses based upon the consummation of acquisitions and operating performance, health care benefits and reimbursement, allowances, and severance payments.

         Mr. Jones' current employment agreement provides that he will serve as Vice President Development of the Company through October 31, 1999. Under the agreement, Mr. Jones is entitled to an annual salary of $10,000, $3,000 of which is payable in cash and $7,000 of which is payable in Common Stock. In addition, Mr. Jones is entitled to a bonus of $190,751 in the event that the Company consummates the acquisition of Anthony prior to October 31, 1997, payable in cash and Common Stock valued at $1.5625 per share. Mr. Jones' previous employment agreement provided for an annual salary of $250,000, cash and stock bonuses based upon the consummation of acquisitions and operating performance, health care benefits, allowances, and severance payments.

         The Company entered into an agreement with Mr. Daignault dated as of August 23, 1996 terminating the employment agreement pursuant to which Mr. Daignault had served as the Company's Chief Financial Officer through such date. The agreement provides that Mr. Daignault will assist the

Company with acquisitions, particularly the Anthony acquisition, on a full-time basis through October 31, 1996, and ten hours per month from November 1, 1996 until April 30, 1997, unless more of Mr. Daignault's time is required in order to complete the Anthony acquisition. Mr. Daignault is entitled to a salary of $15,000 per month, plus $5,000 per month for each month from November 1996 through April 1997 in which work on the Anthony acquisition is required. In the event that Mr. Daignault ceases to be employed by the Company prior to April 30, 1997, he is entitled to severance payments of $15,000 per month through that date. In addition, Mr. Daignault is entitled to a bonus of $137,351 in the event that the Company consummates the acquisition of Anthony prior to October 31, 1997, payable in cash and Common Stock valued at $1.5625 per share. The agreement also provides that Mr. Daignault is entitled to health insurance benefits through April 30, 1998. The term of the employment agreement that was terminated by the agreement described above provided for an annual salary of $180,000, cash and stock bonuses based upon the consummation of acquisitions and operating performance, health care benefits and reimbursement, allowances, and severance payments.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for supervising the Company's executive compensation policies, administering the employee incentive plans, reviewing officers' salaries, approving significant changes in executive employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee is composed of three Directors who are not employees of the Company.

COMPENSATION PHILOSOPHY

         The Company's executive compensation program is designed to attract, retain, and motivate a highly qualified and experienced senior management team. The Compensation Committee believes that these objectives can best be obtained by directly tying executive compensation to meeting annual and long-term financial performance goals and to appreciation in the Company's stock price. In accordance with these objectives, the total compensation program for the executive officers of the Company and its subsidiaries consists of three components:

                o     base salary;

                o annual incentive compensation consisting of bonuses based upon achievement of financial performance objectives; and

                o long-term equity incentives composed of stock options and other incentive awards, including outright share grants, which may be conditioned upon future events such as continued employment and/or the attainment of performance objectives. Performance objectives may be measured by reference to the earnings of the Company (or a subsidiary or division of the Company) or to the market value of the Common Stock, among other things.

         It is the Company's policy to consider the deductibility of executive compensation under applicable income tax rules as a factor used to make specific compensation determinations consistent with the goals of the Company's executive compensation program. No component of the Company's executive compensation has been determined to be non-deductible to the Company for the fiscal year ended October 31, 1996.

BASE SALARY

         The base salaries of the Company's executive officers are determined by the Compensation Committee by evaluating the responsibilities of the positions, experience, and performance. To assist in establishing salary levels for the 1996 fiscal year, the Compensation Committee performed an informal survey of salary levels of executives at other companies in the animal health and agriculture industries. The Compensation Committee utilizes the salary component of the executive compensation program primarily to attract and retain qualified and experienced senior managers.

ANNUAL BONUS

         The Company's annual bonus program is intended to promote superior performance by making incentive compensation an important part of the executive officers' compensation. For the 1996 fiscal year, the Company's Chief Executive Officer, Chief Financial Officer, and Deputy Chief Executive

Officer received bonuses of Common Stock valued at $21,794, $15,649, and $15,649, respectively, as of August 22, 1996, the date of grant, based upon the successful completion of an acquisition. The current Chief Executive Officer's agreement provides that he may be granted an annual cash bonus of up to 120% of his salary and/or a performance-based stock bonus at the discretion of the Compensation Committee.

         Other executive officers of the Company, including subsidiary and division heads, corporate and subsidiary vice presidents, and other managers, also are entitled to receive annual bonuses and/or stock options or grants based upon a percentage of their base salaries and Company and/or individual performance.

LONG-TERM INCENTIVES

         The Compensation Committee believes that it is important to provide executive officers incentive compensation based upon the Company's stock price performance, thus aligning the interests of its executive officers with those of its stockholders and encouraging them to contribute to the Company's long-term success. Such incentive compensation also encourages employees to remain in the service of the Company.

         During the fiscal year ended October 31, 1996, the Company's current Chief Executive Officer and Chief Financial Officer were granted options to purchase 100,000 and 60,000 shares, respectively, of the Company's Common Stock in connection with their promotions to those positions. In addition, several of the Company's subsidiaries' presidents, vice presidents, and other managers have been granted stock options. The number of shares subject to such options are based upon position and performance, the exercise price is the market value of the Company's Common Stock on the date of grant, and the options generally become exercisable in three equal installments beginning on the first anniversary of the date of grant.

                                      COMPENSATION COMMITTEE
                                        Alec L. Poitevint, II
                                        Robert E. Hormann
                                        Robert W. Schlutz

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                              AND CERTAIN TRANSACTIONS

         During the year ended October 31, 1996, the Company had net sales of approximately $954,000 to Durvet, Inc., a corporation in the veterinary supplies business that is the general partner of Durvet/PMR, L.P., a stockholder of the Company. In addition, Durvet, Inc. has agreed to purchase 750,000 shares of the Company's Common Stock at a price of $1.41 per share in the event the Company consummates the acquisition of a sterile fill pharmaceutical manufacturer prior to March 31, 1997. Robert E. Hormann, who is a Director and member of the Compensation Committee of the Board of Directors and a stockholder of the Company, is the president and a director of Durvet, Inc.

         In connection with the acquisition of Zema Corporation ("Zema") in April 1995, the Company entered into an agreement to pay $300,000, along with interest at the prime rate published by the Wall Street Journal, to the corporation that formerly owned Zema, on or before April 28, 1998. The president of the subsidiary of the Company that acquired Zema is the holder of 55 percent of the common stock of such corporation. In addition, the Company is a party to a lease agreement with a limited partnership, the general partner of which is the president of such subsidiary. The lease, which expires in April 2000, relates to Zema's operating facility. Rent expense under the lease was $95,000 for the year ended October 31, 1996.

         In connection with the acquisition of St. JON Laboratories, Inc.("St. JON") in August 1995, the Company executed a promissory note in the principal amount of $2,000,000 to the former owner of St. JON, who is currently president of the subsidiary of the Company that acquired St. JON. Under the note, principal and interest at the rate of 7.6 percent per annum are payable in six equal annual installments commencing in March 1997. The Company also assumed a promissory note payable to the former owner, which was paid in full in January 1996. The January 1996 payment consisted of $1,054,280, including principal and interest on the note from the date of the acquisition to the date of payment. In addition, the Company is a party to a lease agreement with the former owner. The lease, which expires in August 2000, relates to St. JON's operating facility. Rent expense under the lease was $167,301 for the year ended October 31, 1996.

         The Company has adopted a policy that any transaction between the Company and any of its officers, Directors, or holders of as much as five percent of any class of its capital stock is required (i) to be on terms no less favorable than those that could be obtained from unaffiliated parties and (ii) to be approved by a majority of disinterested Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Company believes that each such person complied with such filing requirements during the fiscal year ended October 31, 1996.

                           COMMON STOCK OWNERSHIP OF
                     CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 27, 1997 by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each Director of the Company and each Nominee, (iii) each Named Executive, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the address of each stockholder is: c/o Agri-Nutrition Group Limited, Riverport Executive Center II, 13801 Riverport Drive, Suite 111, Maryland Heights, Missouri 63043.

     Beneficial Owner                    Shares Beneficially Owned (1)                Percentage Ownership (1)
     ----------------                    -----------------------------                ------------------------
     Durvet/PMR, L.P. (2)                           1,240,000                                   14.8%
     W. M. Jones, Jr. (3)                             650,573                                    7.3%
     Bruce G. Baker (4)                               613,691                                    7.2%
     Robert W. Schlutz (5)                            468,706                                    5.6%
     George W. Daignault(6)                           402,397                                    4.6%
     Alec L. Poitevint, II (7)                        355,233                                    4.2%
     Robert E. Hormann (8)                            178,888                                    2.1%
     Directors and Executive Officers
       as a Group (7 persons) (9)                   2,681,988                                   28.4%

(1) Includes shares issuable upon the exercise of options that are exercisable within 60 days of the date of this Proxy Statement. The shares underlying such options are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The address of Durvet/PMR, L.P. is P.O. Box 279, 100 S.E. Magellan Drive, Blue Springs, Missouri 64014. The general partner of Durvet/PMR, L.P.
       is Durvet, Inc., and the limited partners of Durvet/PMR L.P. are the 25 stockholders of Durvet, Inc., each of which has a 3.2% interest in the partnership.

(3)    Includes options to purchase 558,000 shares of Common Stock.

(4) Includes options to purchase 100,000 shares of Common Stock and shares held by Mr. Baker's spouse. Excludes 37,200 shares held by an independent trustee for the benefit of three adult children and 12,000 shares held by such children.


(5) Mr. Schlutz's address is Schlutz Enterprises, Box 269, 14812 "N" Avenue, Columbus Junction, Iowa 52738. Includes shares held by
       Mr. Schlutz as trustee for his spouse.

(6)    Includes options to purchase 387,500 shares of Common Stock.

(7) Mr. Poitevint's address is Southeastern Minerals, Inc., P.O. Box 1866, 1100 Dothan Road, Bainbridge, Georgia 31718. Includes options to purchase 1,667 shares of Common Stock. Also includes 166,900 shares held by Marshall Minerals, Inc. and 184,000 shares held by Mineral Associates, Inc. Mr. Poitevint is president and chairman of both corporations, but is not a controlling shareholder of either corporation, and disclaims beneficial ownership of such shares.

(8) Mr. Hormann's address is P.O. Box 279, 100 S.E. Magellan Drive, Blue Springs, Missouri 64014. Includes shares held by and jointly with spouse. Does not include 1,240,000 shares held by Durvet/PMR, L.P., the general partner of which is Durvet, Inc., of which Mr. Hormann is a director and president. Mr. Hormann is not a stockholder of Durvet and disclaims beneficial ownership of such shares.

(9)    Includes options to purchase 1,054,667 shares of Common Stock.

                            PERFORMANCE GRAPH

       The following graph compares the performance of the Company's Common Stock to the cumulative total return to stockholders of (i) the stocks included in the NASDAQ National Market - United States Index, (ii) a group of non-financial companies with market capitalizations comparable to that of the Company as of October 31, 1995, with the investment weighted based on market capitalization, and (iii) a group of non-financial companies with market capitalizations comparable to that of the Company as of October 31, 1996, with the investment weighted based on market capitalization.

       The companies in the group referred to in (ii) above are: BUM International, Inc., Sunrise Resources, Inc., Instituform East, Inc., Rotonics Manufacturing, Inc., Sbs Technologies, Inc., View Corporation, Data Race, Inc., Town & Country Corporation, Bio-Dental Technologies Corporation, FiberChem, Inc., Ameriwood Industries International Corporation, Candela Corporation, AmeriQuest Technologies, Inc., Sport Chalet, Inc., U.S.-China Industrial Exchange, Inc., Amistar Corporation, Analytical Surveys, Inc., Ramsay Health Care, Inc., U.S. Home Care Corporation, Rheometric Scientific, Inc., Mc Shipping, Inc., Advanced Promotion Technologies, Inc., Sundance Homes, Inc., Rocky Shoes & Boots, Inc., Vectra Technologies, Inc., Harry's Farmers Market, Inc., and Texfi Industries, Inc.

       The companies in the group referred to in (iii) above are: Computer Outsourcing Services, Inc., C-Phone Corp, PDK Labs Inc., Microfield Graphics, Inc., Winter Sports, Inc., Infinity, Inc., Hector Communications Corporation, Airport Systems International, Inc., D & K Wholesale Drug, Inc., Scott's Liquid Gold, Inc., Internet Communications Corporation, Frontier Adjusters of America, Inc., Timber Lodge Steakhouse, Inc., Video Sentry Corporation, Starcraft Corporation, O.I. Corporation, Micro Component Technology, Inc., The Sands Regent, Endogen, Inc., H.E.R.C. Products, Inc.,Travel Ports of America, Inc., The Smithfield Companies, Inc., Infosafe Systems, Inc., Eateries, Inc., American River Oil Company, Lifeway Foods, Inc., Go-Video, Inc., Northstar Computer Forms, Inc., Hawkins Energy Corporation, and Gamma Biologicals, Inc.

        The graph includes comparisons to two groups of non-financial companies because the Company's market capitalization decreased substantially during the fiscal year ended October 31, 1996. The Company determined that it would provide comparisons based upon market capitalization, rather than industry or line-of-business based comparisons, because of the diverse nature of its operations and product lines.


                   COMPARISON OF 40 MONTH CUMULATIVE TOTAL RETURN*
                    Among Agri-Nutrition Group Limited, the NASDAQ
                                 Stock Market-US
                     Index, a 1995 and 1996 Group of Non-Financial
                  Companies with Market Capitalizations Comparable to
                              that of the Company

                                              7/12/94          10/31/94          10/31/95          10/31/96
Agri-Nutrition Group Limited                    100                99               40                27

NASDAQ Stock Market-US                          100               110              148               175

1995 Group of Companies with
   Comparable Market Caps                       100                91               71                76

1996 Group of Companies with
   Comparable Market Caps                       100                93               80                62

* $100 invested on 7/12/94 in stock or index -- including reinvestment of dividends. Fiscal year ending October 31.


         The first date of the measurement period covered by the graph is July 12, 1994, the date that the Company's stock was initially sold to the public, and the price of the Company's stock on such date as reflected by the graph is $6.25 per share, the closing price on the NASDAQ National Market on such date.

                               OTHER MATTERS

         The Board of Directors has no knowledge of any additional business to be presented for consider ation at the meeting. Should any such matters properly come before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the meeting. Certain financial and other information regarding the Company, including audited consolidated financial statements of the Company and its subsidiary for the last fiscal year, is included in the Company's 1996 Annual Report to Stockholders mailed together with this Proxy Statement.

         STOCKHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND THE SCHEDULE THERETO BY WRITING TO ROBERT J. ELFANBAUM, SECRETARY, AGRI-NUTRITION GROUP LIMITED, RIVERPORT EXECUTIVE CENTER II, 13801 RIVERPORT DRIVE, SUITE 111, MARYLAND HEIGHTS, MISSOURI 63043. ADDITIONAL COPIES OF THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY ALSO MAY BE OBTAINED
FROM MR. ELFANBAUM.

         The affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting is required to elect Directors and act on any other matters properly brought before the meeting. Shares represented by proxies marked "withhold authority" with respect to the election of the nominee for Director will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies thus will have the same effect as if the shares represented thereby were voted against such nominee. If a broker indicates on the proxy that it does not have discretionary authority to vote in the election of Directors, those shares will not be counted for the purpose of determining the number of shares represented by proxy at the meeting.

         The Company will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, certain officers and employees of the Company may solicit the return of proxies by telephone, telegram, or in person. The Company has requested that brokerage houses, custodians, nominees, and fiduciaries forward soliciting materials to the beneficial owners of Common Stock of the Company and will reimburse them for their reasonable out-of-pocket expenses.

         A list of stockholders of record entitled to be present and vote at the meeting will be available at the offices of the Company for inspection by the stockholders during regular business hours from February 24, 1997 to the date of the meeting. The list will also be available during the meeting for inspection by stockholders who are present. Votes will be tabulated by an automated system administered by Boatmen's Trust Company, St. Louis, Missouri, the Company's transfer agent. Members of the Company's independent accounting firm, Price Waterhouse LLP, are expected to attend the meeting to make a statement if they so desire and to respond to questions from stockholders.

         IN ORDER TO ASSURE THE PRESENCE OF THE NECESSARY QUORUM AT THE MEETING, PLEASE SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. SIGNING AND RETURNING THE PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, SHOULD YOU SO DESIRE.

                     STOCKHOLDER PROPOSALS FOR THE
                 1998 ANNUAL MEETING OF STOCKHOLDERS

         Any stockholder who wishes to present a proposal for consideration at the annual meeting of stockholders to be held in 1998 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be included in the proxy materials relating to the 1998 annual meeting, it must be received by the Company no later than October 10, 1997. Such proposals should be addressed to Robert J. Elfanbaum, Secretary, Agri-Nutrition Group Limited, Riverport Executive Center II, 13801 Riverport Drive, Suite 111, Maryland Heights, Missouri 63043.

[card front]
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


AGRI-NUTRITION GROUP LIMITED -- COMMON STOCK PROXY -- FOR THE ANNUAL MEETING OF STOCKHOLDERS AT 2:00 P.M. LOCAL TIME, THURSDAY, MARCH 6, 1997, AT THE RADISSON HOTEL ST. LOUIS AIRPORT, 11228 LONE EAGLE DRIVE, BRIDGETON, MISSOURI 63044.

    The undersigned hereby appoints Bruce G. Baker and Robert J. Elfanbaum, or either of them, with full power of substitution, as Proxies to represent and vote all of the shares of Common Stock of Agri-Nutrition Group Limited held of record by the undersigned at the above-stated Annual Meeting, and any adjournments thereof, upon the matter set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated February 7, 1997, as follows:

ELECTION OF ALEC L. POITEVINT, II AS CLASS 3 DIRECTOR FOR A TERM OF THREE YEARS

___ FOR       ___ WITHHOLD AUTHORITY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MR. POITEVINT AS DIRECTOR.

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as specified. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR MR. POITEVINT AS DIRECTOR, AND IN THE DISCRETION OF THE PROXY OR PROXIES ON ANY OTHER BUSINESS.



[card reverse]

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this proxy. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.

Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of the 1997 Annual Meeting and Proxy Statement, and 1996 Annual Report to Stockholders is hereby acknowledged. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.




-----------------------------------              -------------------------------
SIGNATURE                      DATE              SIGNATURE                  DATE